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[EQUITY SERVICES LOGO]                                           Exhibit 3(b)(1)
                                               Branch Office Supervisor Contract


This contract entered into by and between Equity Services, Inc., National Life Drive, Montpelier, Vermont ("Company") and ________________________________________________
of _________________________________________________
State of ___________________________________________ ("Supervisor"), shall take effect on the date of execution of this contract by Company.

WHEREAS, Supervisor is a registered representative of Company who, along with other such representatives, works out of the office of an agency of National Life Insurance Company ("National"), or any other office, which said office has been designated a branch office of Company (the "Branch Office");

WHEREAS, Company finds it convenient to designate a Supervisor in the Branch Office to perform certain services and make certain arrangements for space and facilities in connection with the sale of investment securities which Company may from time to time be authorized to distribute (the "Investment Securities"); and

WHEREAS, Supervisor has agreed to perform such services and make such arrangements in the Branch Office;

NOW THEREFORE the parties agree as follows:

1. Supervisor will use best efforts to actively promote the sale of all product lines now, or in the future, offered by Company, of which 50% of such sales efforts will be devoted to the sales of the Sentinel Funds;

2. Supervisor shall, during the term of this contract, perform the following functions:

    A. Make arrangements for office space, facilities and services for use by registered representatives of Company working out of the Branch Office, it being understood and agreed that all costs for such office space, facilities and services are to be paid by Supervisor;

    B. Assist Company in its supervisory responsibilities at the Branch Office on a day to day basis;

    C. Be qualified, or become qualified, as a general securities representative by virtue of taking and passing the NASD Series 7 exam. For those not already qualified as a general securities representative the exam must be taken within 3 months of appointment as the Supervisor.

        Be qualified, or become qualified, as a general securities principal by virtue of taking and passing the NASD Series 24 exam, or its successor exam, if necessary;

    D. Be licensed, or become licensed by the State Securities Commission in the state in which the Branch Office is located. This may include, but is not limited to, taking and passing the Series 63 Uniform Securities Agent State Law Examination (USASLE), depending upon local regulations.

    E. Assist Company in the recruitment of new registered representatives to be assigned to the Branch Office by investigating the good character, business repute and background of each candidate, and make a written recommendation to Company to accept or reject each such applicant for registration.

    F. Assist Company in training newly licensed registered representatives, and in insuring that all representatives assigned to the Branch Office are properly trained and kept informed of current issues as they relate to Company, laws, rules and regulations applicable to Company's securities business;

    G. Receive, store, and disburse copies of current prospectuses relating to the Investment Securities, and other sales material;

    H. Maintain the following information regarding each registered representative assigned to the Branch Office:

        (1) a copy of the written recommendation for employment as a registered representative of Company,

        (2) a copy of Form U-4 (Uniform Application for Securities Industry Registration or Transfer),

        (3) a record of the NASD and State securities license(s) and designation(s),

        (4) a copy of the representative's contract with Company and other contracts or appointments as they relate to a representative's activities, such as outside VA appointments,

        (5) advertising used by a registered representative as approved by Company, and,

        (6)  any other applicable information.

    I. Establish and maintain a client file for all client accounts sold by registered representatives assigned to the Branch Office. Company client files shall be kept separate from customer records kept for other companies, including National Life. Information to be kept in each client file shall include:

        (1)  copies of investment application(s),
        (2)  copy of new account card, and

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(3)  a copy of the check submitted with the initial application.

(4)  copies of confirmation statements reflecting the initial sale.

(5)  annual statements as they are sent to the Branch Office by Company, and

(6)  any other applicable information.

J. Periodically review business and communications generated by registered representatives assigned to the Branch Office.

K. Conduct semi-annual meetings with all registered representatives assigned to the Branch Office to discuss current matters relevant to the securities business, compliance issues, review Company policies and procedures, discuss current product information and any other pertinent information. These meetings must be attended by all representatives assigned to the Branch Office. Supervisor shall hold make-up meetings for those representatives who are not able to attend, and shall document all such meetings as specified in Company's Branch Office Supervisory Procedures.

L. Meet in person, at least annually, with those representatives assigned to the Branch Office who conduct a portion of their business outside the Branch Office, review those materials which may be used or kept at that location, make sure that these locations are not being held out to the public as a place of business for Company, and report on the findings of each review as specified in Company's Branch Office Supervisory Procedures.

M. Maintain a complaint file in the Branch Office and forward the original of any complaint received to Company.

N. Ensure that all communications, advertising, letterhead, and business cards to be used with the public by a registered representative assigned to the Branch Office are sent to the Director of Compliance of Company for approval before use.

O. Ensure that all sales literature, including prospectuses, are current and approved by Company before use.

P.   Maintain a copy of Company's current Branch Office Supervisory Procedures.

Q. Carry out such other functions as may from time to time be requested by the Company.

3. Supervisor's relationship with Company shall be that of an independent contractor and not that of employee. Supervisor shall be free to exercise his independent judgement as to the time, place and manner of performance of his duties.

4. Company shall pay to Supervisor commission overrides, in accordance with
   Schedule 1 attached hereto, or as may be amended from time to time by Company, on each sale of Investment Securities on an application procured by Supervisor or by a registered representative assigned to the Branch Office, but only when, as and if a commission becomes payable to such representative (including Supervisor) with respect to such sale in accordance with the terms of the Registered Representative Contract then in effect between the Company and such representative.

   Commission overrides shall be payable to Supervisor monthly, and shall be subject to change from time to time, but not retroactively, by written notice mailed by Company to Supervisor at the Branch Office, such changes to be effective on the date indicated in such notice. Commission overrides received by Supervisor pursuant to this contract with respect to any sale for which commissions received by the registered representative (including Supervisor) effecting such sale, are refundable under the terms of his Registered Representative Contract, and will be refunded by Supervisor at the same time and in the same manner as the commissions paid to the registered representative (including Supervisor).

   Supervisor hereby assigns, as security for the payment of any such refund obligations, all monies due to Supervisor from National or any of National's affiliates, including, but not limited to, commissions for new business or renewals, overrides and expense allowances, and Supervisor specifically agrees that, in the event that Supervisor fails to pay any amount which is refundable hereunder, Company shall be entitled to recover such amounts by seizing the monies collaterally assigned hereby.

5. Supervisor shall have no authority to manage the conduct of Company's business carried on in the Branch Office, except to provide assistance in supervision to the extent provided in Section 1 hereof, it being understood that all such functions will be carried out by Company from its headquarters in Montpelier, Vermont.

6. Supervisor agrees to arbitrate any dispute, claim or controversy that may arise between Supervisor and the Company or a customer, or any other person, that is required to be arbitrated under the rules, constitutions, or By-Laws of the NASD, as may be amended from time to time.

7. This contract will terminate upon death of Supervisor or, if earlier, upon termination of the Registered Representative Contract between Company and Supervisor, It may be terminated by either Supervisor or Company at any time with or without cause upon written or telegraphic notice specifying a date of termination at least 30 days subsequent to the date on which the notice was sent, and sent to the last known address of the other party. Upon termination of this contract, Supervisor shall return to Company all records, literature, licenses, authorization, cards, bond cards, sales aids, sales manuals and data belonging to Company, and pending return of these items, Company shall withhold any and all commissions which may be due Supervisor. No commission overrides or commission, except with respect to sales of Investment Securities actually consummated prior to termination, shall be payable after termination of this contract.

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8. Supervisor may not assign, pledge or encumber his
   interest in this contract, or any part thereof, or any amount payable, or to become payable hereunder, without the written consent of the Company.

In Witness Whereof Company has executed this contract by _______________________

its __________________________________________________________________________at

Montpelier, Vermont this _______ day of _______________, 19 ______ and

Supervisor has executed this contract at__________________________ this ________

day of ____________________, 19____________.

________________________________________   _____________________________________
Branch Office Supervisor                   Witness

________________________________________   _____________________________________
Equity Services, Inc.                      Witness